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                                                                      Exhibit 12


STATEMENT OF COMPUTATION OF RATIOS


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
                                                                                Year Ended December 31,
                                                        2001             2000            1999            1998           1997
                                                   --------------   -------------- ---------------   ------------  -------------
                                                                           (in thousands, except ratios)
Earnings:
        Pre-tax income (loss)                             21,366            6,924        (100,266)       (10,045)         1,635

Fixed charges:
        Convertible debt amortization                        229              259             311            426            357
        Interest capitalized                                   0                0               0            260            994
        Interest expense, gross                            5,199            5,608           6,405          6,557          3,834
                                                   --------------   -------------- ---------------   ------------  -------------

a)      Fixed charges                                      5,428            5,867           6,716          7,243          5,185
                                                   --------------   -------------- ---------------   ------------  -------------

b)      Earnings for ratio                                26,794           12,791         (93,550)        (2,802)         6,820

Ratio:
        Earnings to fixed charges (b/a)                      4.9              2.2             n/a            n/a            1.3
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